                                                                   Exhibit 10.12

                            SECOND AMENDMENT TO LEASE

      WHEREAS, Monarch Life Insurance Company (hereinafter referred to as the "Original Landlord") and SS&C TECHNOLOGIES, INC. (hereinafter referred to as the "Tenant" or the "Lessee") entered into a certain lease for approximately 48,126 square feet of rentable area on the first and second floors (hereinafter referred to as the "Premises") of the building known and numbered as 80 Lamberton Road, Windsor, Connecticut (hereinafter referred to as "Building") dated September 23, 1997, as amended by a certain First Amendment to Lease dated November 18, 1997, whereby the Premises were expanded to consist of a total of 54,082 square feet of rentable area on the first and second floors and the "Highbay I Space", (hereinafter referred to as the "Initial Lease" and the "First Amendment", respectively, and collectively referred to as the "Lease"); and

      WHEREAS, NEW BOSTON LAMBERTON LIMITED PARTNERSHIP (hereinafter referred to as the "Landlord" or the "Lessor") is the successor in interest to the Original Landlord; and

      WHEREAS, Tenant desires to lease additional space at the Building; and

      WHEREAS, Landlord and Tenant now mutually desire to establish the terms and conditions for the rental of additional space at the Building, and to amend the Lease in various respects as more particularly set forth below.

      NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties hereto, Landlord and Tenant hereby agree to amend the Lease as follows:

      1. Section 2 (a) of the Lease is amended by inserting the following language after the first sentence of the first paragraph thereof:

      "Effective as of July 1, 1999, the Premises shall include approximately an additional 19,663 square feet of net rentable area; consisting of approximately an additional 7,300 square feet of net rentable area (the exact dimensions of which are to be determined at a later date, and will be incorporated into a revised Third Amendment to Lease in substantially the same form as this Second Amendment to Lease), and an additional 12,363 square feet of net rentable area on the ground floor of the Building (hereinafter referred to as the "Highbay II Space", and the "Ground Floor Space", respectively, and collectively hereinafter referred to as the "Second Amendment Expansion Space") as more particularly shown as the cross-hatched area on Exhibit A-2 attached hereto and incorporated herein by reference."

      2. Section 2 of the Lease is amended by inserting the following language after subsection (c) thereof:

      "(d) Tenant shall have the right, without payment of rent or charge, to use space in the Lamberton Road side of the Building (the "Lobby") for its reception area as set forth in Exhibit A-3 attached hereto and incorporated hereby. Tenant, at its sole cost and expense shall make the improvements to the Lobby (the "Lobby Improvements"), as set forth in Exhibit E attached hereto and incorporated hereby, upon Landlord's written approval of the same, which approval shall not be unreasonably withheld or delayed. The Lobby Improvements will not interfere with the means of ingress or egress for other tenants in the Building, or interfere with any Building systems. Upon the completion of the Lobby Improvements, Tenant will, at its sole cost, provide all cleaning services to the Lobby in accordance with prior Building practices, and the standards of a first class office building. Upon the termination or expiration of the Lease, Tenant will surrender the Lobby in broom clean condition, and in good order and repair, reasonable wear and tear excepted."

      3. Section 3 (c) of the Lease is amended by inserting the following language at the end thereof.

      "Notwithstanding anything to the contrary herein, Tenant's right to extend this Lease in accordance with this Section 3 (c) shall not include a right to extend this Lease with respect to the Ground Floor Space."

      4. Section 4 (a) of the Lease is amended by inserting the following language after Section 4(a) (ii):

      "(iii) In addition to the Minimum Annual Rent set forth in Section 4 (a)
      (i) and (ii), Tenant shall pay rent with respect to the Highbay II Space as set forth below;

PERIOD               RENT PER SQ. FT.     MONTHLY RENT
------               ----------------     ------------
7/1/99-7/31/99       NONE                 NONE
8/1/99-12/31/02      $13.25               to be determined upon re-
1/1/03-1/14/08       $14.00               measurement at a later date.

      In addition to the Minimum Annual Rent set forth in Section 4 (a) (i) and
(ii), Tenant shall pay rent with respect to the Ground Floor Space as set forth below;

PERIOD               RENT PER SQ. FT.     MONTHLY RENT
------               ----------------     ------------
7/1/99-7/31/99       N/A                      $6,196.19
8/1/99-6/30/01       $14.75                  $15,196.19
7/1/01-6/30/03       $15.25                  $15,711.31
7/1/03-6/30/05       $15.75                  $16,226.44
7/1/05-1/14/08       $16.25                  $16,741.56"

      5. Section 5 (a) of the Lease is amended by inserting the following language after the second sentence of the first paragraph thereof"

      "Effective as of the July 1, 1999, the "Lessee's Proportionate Share" for purposes of this Section 5 (a) shall be approximately 46.8% (the exact "Lessee's Proportionate Share" shall be determined at a later date upon re-measurement by Landlord and will be incorporated into a revised Third Amendment to Lease in substantially the same form as this Second Amendment to Lease)".

      6. Section 7 of the Lease is amended by inserting the following subsection at the end thereof:

      "(e) Effective July 1, 1999, thee Lessee accepts the Premises (with the exception of the Highbay II Space and Ground Floor Space) in its "As Is" condition and acknowledges the satisfactory completion of all improvements and conditions set forth in Section 7 (a) - (d). Tenant shall do the work shown as the work to be performed by Tenant on, and in accordance with, final plans and specifications prepared by Tenant's Architect, and to be reviewed and approved by Landlord (hereinafter referred to as "Build-Out Drawings" a copy of which shall be attached hereto and incorporated hereby as Exhibit A-4), which Build-Out Drawings will be prepared at Tenant's expense. The work shown thereon as the work to be performed by Tenant shall be done in a good and workmanlike manner, in accordance with all laws, rules, regulations and ordinances applicable thereto, and pursuant to a Town of Windsor Building Permit (hereinafter referred to as "Tenant's Work"), and shall be done by Tenant's choice of contractor (which shall be subject to Landlord's reasonable approval) pursuant to a Stipulated Sum AIA Document A101 Standard Form of Agreement Between Tenant and Contractor (hereinafter referred to as "General Contractor"). Tenant shall have no authority to make any changes to the Build-Out Drawings after approval of the same by Landlord and Tenant, whether by change order or otherwise, absent Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant's Work shall be done at Tenant's expense except as otherwise provided herein. Tenant shall pursue the issuance of a permanent Certificate of Occupancy for Tenant's Work after the completion of the same.

      Prior to the commencement of Tenant's Work, Tenant shall provide Landlord with the General Contractor's firm quote for the cost of performing Tenant's Work. Landlord shall provide an allowance of up to Two Hundred Thirty Nine Thousand One Hundred Thirty Dollars ($239,130.00) towards the actual cost of Tenant's Work (approximately One Hundred Fifteen Thousand Five Hundred Dollars ($115,500.00) towards the actual costs of performing Tenant's Work to the Highbay II Space, and approximately One Hundred Twenty Three Thousand Six Hundred Thirty Dollars ($123,630.00) toward the actual cost of performing Tenant's Work on the Ground Floor Space) (hereinafter collectively referred to as the "TI Contribution"). Landlord shall pay to Tenant the TI Contribution upon: the completion of Tenant's Work, the issuance of a Certificate of Occupancy by the Town of Windsor, and Landlord's receipt of a lien waiver from the General Contractor. The costs of performing Tenant's Work in excess of said Two Hundred Thirty Nine Thousand One Hundred Thirty Dollars ($239,130.00) shall be borne by Tenant.

      Tenant shall furnish and install any and all necessary trade fixtures, equipment and other items necessary for the proper conduct of Tenant's business. In no event shall Landlord be required to provide or install any trade fixtures or equipment.

      Tenant agrees to employ for any work it may do pursuant to this Section 5 one or more responsible contractors whose labor will work in harmony with other labor working in the Building and with suppliers of materials for use in construction in and on the Building, and especially Tenant agrees that it will not do or permit to be done anything which would cause any labor difficulty in connection with any construction in the Building,

      Tenant shall require all such contractors employed by Tenant to carry Worker's Compensation Insurance in accordance with statutory requirements and to carry Commercial General Liability Insurance and Automobile Liability Insurance covering such contractors in or about the Building and property in amounts not less that Two Million ($2,000,000) Dollars combined single limits for property damage, for injury or death of more than one person in a single accident and to submit certificates of insurance evidencing such coverage to Landlord prior to commencement of such work. Tenant agrees to indemnify and hold harmless Landlord from all claims, actions, demands and causes of actions occasioned by Tenant's contractors being on or about the Premises or the Building, and from Tenant's contractors performing work in the Building or on the Premises.

      All contractors, subcontractors, mechanics, laborers, materialmen, and others who perform any work, labor or services, or furnish any materials, or otherwise participate in the labor or services, or furnish any materials, or otherwise participate in the improvement of the Building shall be and are hereby given notice that Tenant is not authorized to subject Landlord's interest in the Building to any claim for mechanics', laborers' and materialmen's liens, and all persons dealing directly or indirectly with Tenant may not look to the Building as security for payment. Tenant shall save Landlord harmless from and against all expenses, liens, claims or damages to either property or person which may or might arise by reason of the making of any such additions, improvements, alterations and/or installations.

      Tenant shall be liable to Landlord for any damage to the Building caused by Tenant's work hereunder."

      7. Section 31 of the Lease is amended to provide that:

      "All notices required to be sent to the Lessor pursuant to the Lease shall be sent to the following addresses:

      To Lessor:          New Boston Lamberton, LP
                          c\o New Boston Fund, Inc.
                          One Longfellow Place, Suite 3612
                          Boston, MA 02114
                          Attn. Jerome L. Rappaport, Jr.

      With a copy to:     Rappaport, Aserkoff & Rappaport
                          One Longfellow Place, Suite 3611
                          Boston, MA 02114
                          Attn. Janet F. Aserkoff, Esq."

      8. Section 32 of the Lease is amended by adding the following sentence after the first sentence of the first paragraph:

      "Lessor and Lessee warrant and represent to each other that they have dealt with no broker or other person or entity entitled to a commission with respect to the Second Amendment Expansion Space except Corporate Facility Advisors and CB Richard Ellis - N.E. Partners, LP".

      9. Section 35 of the Lease is hereby deleted in its entirety.

      10. Notwithstanding anything to the contrary in the Lease, Tenant shall have the right to install its own exclusive signage within the Lamberton Road Building lobby entrance, consistent with a first class office building and similar in design and materials to Tenant's existing signage, subject to obtaining the Landlord's prior written consent after Landlord's review of the planned signage, which consent shall not be unreasonably withheld or delayed. All costs associated with said signage (including without limitation all permitting costs) shall be at the Tenant's sole expense.

      11. Provided Tenant is not in default of its obligations hereunder, beyond any applicable cure period, and subject to a right of first refusal in favor of Milliman & Robertson, as presently exists under its lease, Landlord shall provide Tenant with written notice (the "Right of First Offer Notice") for the approximately 11,147 square feet of rentable area on the second floor of the I-91 side of the Building should said space become available for lease. Landlord's Right of First Offer Notice to Tenant shall set forth the premises' square footage, the availability date, the term of occupancy (which term shall be coterminous with the term of this lease as it may be extended), the rent, the base years for the purpose of Tax and Operating Cost Excess, and the tenant improvements to be performed by Landlord, if any. The terms and conditions contained in the Right of First Offer Notice shall reflect Landlord's good faith determination of the then current fair market rental terms available for comparable premises in the Building to new tenants. Tenant shall have fifteen
(15) days following receipt of the Right of First Offer Notice to accept said space on the terms and conditions offered, and if Tenant shall fail to accept the Offer within said fifteen (15) day period, Tenant shall have waived its right to the space and shall have no further right pursuant to this Section 11 to the space offered for the remainder of the term of this Lease, as it may be extended. In the event Tenant accepts the offer of any space pursuant to this
Section 11, Landlord and Tenant shall execute an amendment to this lease, setting forth the terms and conditions for the lease by Tenant of the space so acquired.

      12. Except as herein provided, all other terms and conditions of the Lease are hereby ratified and confirmed, and shall remain in full force and effect.


             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
                      SIGNATURES ARE ON THE FOLLOWING PAGE.

      IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple counterparts, each of which shall be considered an original hereof, as of this ____ day of April 1999.

                                        LANDLORD:
                                        NEW BOSTON LAMBERTON LIMITED PARTNERSHIP
                                        BY: NEW BOSTON FUND IV, INC.
                                        Its General Partner


/s/ illegible                           By: /s/ Jerome L. Rappaport, Jr.
---------------------                       ------------------------------------
Witness                                 Jerome L. Rappaport, Jr.
                                        Its President

                                        TENANT:

                                        SS&C TECHNOLOGIES, INC.

/s/ illegible                           By: /s/ Anthony R. Guarascio
---------------------                       ------------------------------------
Witness                                 Anthony R. Guarascio
                                        Its Senior Vice President, Finance and
                                             Chief Financial Officer